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                      EXCLUSIVE ARTIST RECORDING AGREEMENT
                      ------------------------------------


     AGREEMENT, made and entered into this 1st day of July, 1999, by and between the parties, ANTRA MUSIC GROUP, INC., d/b/a ANTRA MUSIC GROUP, of 1515 Locust Street, Philadelphia, Pennsylvania, 19102 (hereinafter referred to as "Company") and IRINA PEREZ p/k/a "MING XIA" a/k/a "AGENT 99", and BOOKER TUCKER p/k/a "MISTA BOOKA", and JOSEPH DAVIS p/k/a "JD REVENGE", and CHENJERAI KUMANYIKA p/k/a "HYPNO" a/k/a "MISTA CHENJERAI", and JERELL SPRUILL p/k/a "GEE" a/k/a "KILLAHAHA" a/k/a "WATER WATER", individually and collectively, and collectively professionally known as "SPOOKS" (hereinafter referred to collectively as "Artist"), c/o Osse & Woods, P.C., 60 E. 42nd St., NY NY 10165, Attn: Reginald
J. Osse, Esq.

     WHEREAS Company is in the business of exploiting and dealing in phonograph records and derivatives thereof; and,

     WHEREAS Company wishes to produce or cause the production of certain recordings embodying Artist's performances, as more particularly set forth herein; and,


                                      -i-

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     WHEREAS Artist wishes to have Company produce or cause the production and distribution of certain recordings, as more particularly set forth below:

     NOW THEREFORE, in consideration of the representations and warranties, and the mutual promises hereinafter set forth, and for such other good consideration, receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Definitions.

        For the purpose of this Agreement, the following terms shall mean:

        (a) "Master" - the equivalent of a 7 inch, 45 rpm, single-sided recording embodying the recorded performances of the Artist and intended for use in the manufacture and sale of phonograph records.

        (b) "Single" - the equivalent of a 7 inch, 45 rpm, or a 12 inch, 33 1/3 rpm double-sided phonograph record embodying thereon at least two (2) Masters.

        (c) "EP" - a record embodying thereon between five (5) and eight (8) Masters, provided, however, that in the event that more than one (1) of such Masters embody the same musical composition, such record shall be deemed to be a 12 inch single.

        (d) "LP" - the equivalent of as 12 inch, 33 1/3 rpm, double-sided long playing phonograph record embodying thereon the equivalent of not less than nine
(9) Masters nor less than thirty-five (35) minutes.



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        (e) "Records", "phonograph records", "recordings", and "derivatives"
mean and include all forms of recording and reproductions, now known or which may hereafter become known, manufactured or sold primarily for home and/or jukebox use and/or use on or in means of transportation, including, without limiting the generality of the foregoing, magnetic recording tape, film, electronic video recordings and any other medium or device for the reproduction of artistic performances (whether such artistic performances are of a type now known or hereafter devised) manufactured or sold for home use and/or jukebox use on or in means of transportation, whether embodying: (i) sound alone; or, (ii) sound synchronized with visual images, e.g. "sight and sound devices".

        (f) "Retail list price" means the retail list price or applicable list price in, at Company's election, the country of sale or manufacture (exclusive of all taxes, discounts, duties and packaging).

        (g) "Composition" means a musical composition or medley consisting of words or music, whether in the form of instrumental and/or vocal music contained on a Master. Different versions of a Composition embodied on the same phonograph record will be considered one (1) Composition (and one (1) selection) for all purposes hereunder.

        (h) "Recording Costs" means all costs incurred for and with respect to the production of Masters embodying Artist's performances including, but not limited to, sums payable to the individual producer(s) for the production of Masters embodying Artist's performances. Recording costs include, without limitation, union scale, the costs of all instruments, musicians, vocalists, conductors, arrangers, orchestrators, copyists, etc., payments to a trustee or fund based on wages to the extent required by any agreement between Company and any labor organization or trustee, all studio costs, tape, editing, mixing, mastering, engineering, travel, per diems, production fees, rehearsal halls, costs of non-studio facilities and equipment, dubbing, transportation of instruments and other costs and expenses incurred in producing the Masters hereunder, from time to time, and all other costs which are customarily recognized as Recording Costs in the Phonograph record industry.

        (i) "Territory" means the universe.

        (j) "Controlled Composition" means a Composition which is written or composed, in whole or in part, by Artist or any individual producer of Artist's


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recordings hereunder, or owned or controlled directly or indirectly by Artist or such individual producers, or by any person, firm or corporation associated or affiliated with Artist or such individual producers.

        (k) "Recorded Composition" means a Controlled Composition which is recorded by Artist hereunder or contained on any Master recording subject to this agreement.

        (l) "Mid-priced record" means a record which bears a suggested retail list price in the applicable country of the Territory of at least Two Dollars ($2.00) but not more than Three Dollars ($3. 00) (or the equivalent in the applicable foreign currency) less than the suggested retail list price of Company's or Company's licensee's, as applicable, then-current newly-released top-line records in the same configuration or format. Notwithstanding the foregoing, in respect of Company's commercial exploitation, if any, of audio-visual Program hereunder, the term mid-priced record shall mean an audio-visual Program which bears a suggested retail list price in the applicable country of the Territory of at least sixty percent (60%) but not more than eighty-five percent (85%) of Company's or Company's licensee's, as applicable, suggested retail list price of the applicable audiovisual Program full priced as initially released in the applicable country of the Territory in the same configuration or format.

        (m) "budget record" means a record which bears a suggested retail list price in the applicable country of the Territory which is more than Three Dollars (03.00) (or the equivalent in the applicable foreign currency) less than the suggested retail list price of Company's or Company's licensee's, as applicable, then-current newly-released top-line records in the same configuration or format. Notwithstanding the foregoing, in respect of Company's commercial exploitation, if any, of audiovisual Programs hereunder, the term "budget record" shall mean an audio visual device which bears a suggested retail list price in the applicable country of the Territory of less than sixty percent (60%) of Company's or Company's licensee's, as applicable, suggested retail list price of the applicable audio-visual device full priced as initially released in the applicable country of the Territory in the same configuration or format.

     2. Exclusive Recording Services. Company hereby engages Artist to perform as a recording artist exclusively for Company pursuant to the terms and conditions of this agreement and to render such services as Company may require in connection with the recording, production and exploitation of phonograph records and to furnish the services of such person(s) approved by Company who shall perform as the individual producer(s) of Masters hereunder and who shall perform all functions, responsibilities and services requested by Company.

Artist hereby accepts such engagement and agrees to furnish such services exclusively in the Territory to Company for a period of one (1) year commencing on the date hereof ("Initial Period") and any exercised option periods hereinafter set forth. The Initial Period as the same may be extended is hereinafter called the "Term". Artist hereby irrevocably grants to Company the option to extend the Initial Period for Five (5) further consecutive renewal periods of one (1) year each. Each option shall be deemed automatically exercised, unless Company sends written notice to the contrary to Artist at any time prior to the date that the Term would otherwise expire. Each year of the Term shall sometimes hereinafter be referred to as a "Contract Year".



     3. Recording Obligation.

        (a) During the Term, Artist warrants that Artist shall perform for the purpose of making phonograph records in the Territory for Company, in a recording studio selected by Company, embodying Compositions not theretofore recorded by Artist, and Artist shall perform for the recording of the number of Masters embodying the performances of Artist as hereinafter provided. Company shall have the right and opportunity to have a representative attend each recording session.

        (b) During the first Contract Year of the Term hereof, Company shall request and upon such request Artist shall perform for the recording of Masters sufficient to constitute one (1) twelve inch (12") Single. It is understood and agreed that the foregoing is a "minimum recording obligation" and that during said first Contract Year. Company shall have the right to request, and upon such request Artist shall perform for, the recording of such number of additional Masters as Company may request which, when combined with the Masters constituting the minimum recording obligation in respect of that Contract Year, are sufficient to constitute up to two (2) LPs.

        (c) During each of the second and third Contract Period, if any, of the Term hereof, Company shall request, and upon such request Artist shall perform for, the recording of Masters sufficient to constitute two (2) twelve inch (12") Singles. It is agreed that the foregoing is a "minimum recording obligation" and that during each of said Contract Period, Company shall have the right to request, and upon such request Artist shall perform for, the recording of such number of additional Masters as Company may request which, when combined with the Masters constituting the minimum recording obligation for such Contract Period, are sufficient to constitute up to two (2) LPs.


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

        (d) During each of the fourth through sixth Contract Period, if any, of the Term hereof, Company shall request, and upon such request Artist shall perform for, the recording of Masters sufficient to constitute one (1) LP. It is agreed that the foregoing is a "minimum recording obligation" and that during each of said Contract Period, Company shall have the right to request, and upon such request Artist shall perform for, the recording of such number of additional Masters as Company may request which, when combined with the Masters constituting the minimum recording obligation for such Contract Period, are sufficient to constitute up to two (2) LPs.

        (e) Unless Company gives its written consent to the contrary, each phonograph record hereunder (and the Masters embodied therein) shall be a "studio" record (as hereinafter defined) solely embodying Artist's performance of Compositions which have been written, composed and recorded subsequent to the commercial release through normal retail trade channels in the United States of the immediately prior phonograph record hereunder and which have not previously been released in the form of phonograph records or otherwise commercially exploited. As used herein, the phrase "studio" record shall mean a record comprised solely of Masters embodying recordings of performances by Artist given in a first-class recording studio, as opposed to before an audience or in any other venue.

        (f) Company shall, at its election, select or approve each of the Compositions to be recorded hereunder. Artist shall have the absolute right to confer with Company in regard to selection or approval of the compositions and Company shall give serious consideration to the Artist's preferences in this regard.

        (g) Each Master shall be subject to Company's approval as satisfactory for the manufacture and sale of commercially and technically satisfactory phonograph records. Upon Company's request, Artist shall perform for the re-recording of any Composition recorded hereunder until a Master which, in Company's sole judgment, is satisfactory for the manufacture and sale of commercially and technically satisfactory phonograph records shall have been obtained and delivered to Company.

        (h) If Artist fails to appear at any recording session of which Artist has been given reasonable notice, for any reason other than labor disagreements, fire, catastrophe or Act of God, Company shall have the right to charge any of its out-of-pocket expenses in respect to such session against Artist's royalties, if and when earned. If, during any Contract Year, Artist records more than the applicable minimum recording obligations for such Contract Year, Company may apply all or part of the excess against the minimum recording obligation for any subsequent Contract Year. If Company obtains, from any person, firm or corporation, the right to produce phonograph records from any sound recordings made by Artist prior to the date hereof, Company may apply such recordings to the minimum recording obligation in any Contract Year.

        (i) Notwithstanding any of the above, in no event shall Artist's recording commitment hereunder exceed six (6) long playing Albums, absent further written consent by the parties.

     4. Negative Covenants.

        (a) Artist warrants that during the Term, Artist shall not either directly or by or through others permit, license, or consent to the use of Artist's name (real and/or professional), likeness, voice, biographical material or other identification (individually and collectively "Artist's
Identification") for or in connection with the recording or exploitation of phonograph records for anyone other than Company in the Territory.

        (b) Artist further warrants that Artist shall not either directly or by or through others do any of the following prior to the "restriction date" (as hereinafter defined):

            (i) use, perform in connection with the use of, license, authorize, consent to or permit any person or entity to use, Artist's Identification for or in connection with the making, recording, releasing or otherwise exploiting in the Territory any phonograph record including, but not limited to, so-called "live" recordings (as such term is generally understood in the record industry), embodying any Composition contained on a Master hereunder; or

            (ii) perform for the purpose of making, recording, releasing or otherwise exploiting in the Territory any phonograph records including, but not limited to, so-called "live" recordings as such term is generally understood in the record industry), embodying any Composition contained on a Master hereunder.

        (c) The phrase, "restriction date", as used in subparagraph 4(b) above, shall mean, on a Composition by Composition basis, the later of (i) the date five (5) years subsequent to the date of delivery to Company of a Master embodying that Composition, or (ii) the date two (2) years following the expiration or other termination of the Term of this agreement.

     5. Rights Granted to Company. All Masters recorded by Artist during the Term, together with Masters acquired by Company hereunder and all records and other reproductions derived therefrom, together with the performances embodied therein, shall, from inception of their creation, be entirely the property of Company in perpetuity, throughout the Territory, free of any claim whatsoever by Artist, or by any persons deriving any rights or interests from Artist including, without limitation, all rights of copyright therein now or in the future granted or permitted by law and the right to renew such copyright and Artist hereby assigns and conveys all of the foregoing rights and interests to Company. Without limiting the generality of the foregoing, Company and its designee(s) shall have the exclusive and unlimited right to all the results and proceeds of Artist's recording services rendered during the Term, including, but not limited to, the exclusive, unlimited and perpetual rights throughout the
Territory:

        (a) To manufacture, advertise, sell, lease, license, distribute or otherwise use or dispose of, in any or all fields of use by any method now or hereafter known, records and other derivatives (in any speed, size or format whatsoever) embodying the Masters subject hereto, all upon such terms and conditions as Company may elect; and all such rights may be exercised by firms owned or controlled by Company or by persons or entities acting pursuant to Company's authorization.

        (b) To use and publish, and to permit others to use and publish, Artist's name (real and professional, including any professional name heretofore or hereafter adopted by Artist), photographs, portrait, likeness and biographical material concerning Artist for advertising and trade purposes, in connection with all Masters recorded by Artist and all Pictures produced during the Term, including but not limited to, in the marketing, sale or other exploitation of records and all merchandise of any kind. Artist shall have the absolute right to confer with Company to approve the hereinabove matters, however Artist's approval may not be unreasonably withheld, and in the event of a disagreement, Company's decision shall prevail;

        (c) To obtain copyrights and renewals thereof in sound recordings made by Artist during the Term, in Company's name as owner and employer-for-hire of such sound recordings;

        (d) The right to release derivatives of any one or more of the Masters on any medium or device now or hereafter known, under any name, trademark or label which Company and/or its subsidiaries, affiliates and licensees may from time to time elect; and

        (e) To perform the records publicly and to permit public performances thereof by means of radio broadcast, television or any other method now or hereafter known.


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

     6. Royalties, Company shall pay to Artist the following all inclusive royalties for the sale of phonograph records derived from the Masters against which all advances and other chargeable costs paid to or on behalf of Artist, including, without limitation, the sums referred to in Paragraphs 1(g), 8 and 9 shall be chargeable and Company shall recoup such sums from the following royalties:

        (a)(i)  First LP: A royalty of Twelve Per Cent (12%)
                Second LP: A royalty of Twelve and One-Half Per Cent(12 1/2%) Third LP: A royalty of Thirteen Per Cent (13%)
                Fourth LP: A royalty of Thirteen and One-Half Per Cent (13 1/2%) Fifth LP: A royalty of Fourteen Per Cent (14%)
                Sixth LP: A royalty of Fourteen and One-Half Per Cent (14 1/2%)

           (ii) All singles: A royalty of Ten Per Cent (10%)

        of the retail list price for all phonograph records derived from the Masters delivered to Company during the Term hereof, manufactured and sold for distribution at retail in the United States and not returned.

           (iii) In the event an LP or single exceeds U.S. sales of Five Hundred Thousand Units (500,000.00), royalties for additional sales for such LP or single shall increase by One-Half of One Percent (.5%)

           (iv) In the event any LP or single exceeds U.S. sales of One Million Units (1,000,000), royalties for such additional sales for such LP shall increase by an additional One-Half of One Per Cent (.5%)

        (b) A royalty equal to the following percentages of the royalty rate referred to in paragraph 6(a) above, for all records derived from the Masters delivered to Company manufactured and sold for distribution at retail outside of the United States, and not returned:

            Canada: Ninety Per Cent (90%)

            Europe, United Kingdom, E.E.C., Japan, Australia, New Zealand, Africa, Brazil, Italy, Malaysia, Mexico, Netherlands, and
            Venezuala: Seventy-Five Per Cent (75%)

            Remainder of Foreign World: Sixty Per Cent (60%)

        (c) As to records derived from Masters sold in the United States through record clubs or similar sales plans or devices, Artist shall receive a sum equal to Forty Per Cent (40%) of Company's net royalty receipts from such sales.

        (d) As to records derived from Masters sold for distribution outside of the United States through record clubs or similar sales plans or devices, Artist shall receive a sum equal to one-half (1/2) of the applicable royalty rate provided for in subparagraph 6(b) above.

        (e) As to records not consisting entirely of Masters recorded hereunder, whether such records are sold by Company or by a third party pursuant to a license from Company, Artist's royalties otherwise payable hereunder shall be pro-rated on the basis of the number of such Masters which are on such records compared to the total number of royalty bearing recordings on such records.

        (f) Royalties on phonograph records included in albums, jackets, boxes, or any other type of package or container (herein collectively referred to as "containers") shall be based solely upon the retail list price of such phonograph records in containers less all taxes and duties and also less Company's customary container charge, which at the present time is fifteen per cent (15%) of the retail list price for album jackets and 12 inch single jackets; twenty per cent (20%) of the retail list price for pre-recorded tapes and Singles with so-called "picture sleeves" or "picture jackets"; and twenty-five per cent (25%) of the retail list price for records made for digital playback including, without limitation, so-called "compact discs".

        (g) As to long-playing records, discs or tapes (other than promotional records hereinafter provided for) on which the retail list price is one-half (1/2) or less than the regular retail list price of Company's records, the royalty rate shall be one-half (1/2) of the basic rate otherwise applicable.

        (h) As to records sold in the form of pre-recorded tape by Company or Company's licensee, the royalty rate shall be the full rate payable under this agreement.


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






        (i) In computing the number of records sold hereunder, Company shall have the right to deduct returns and credits of any nature, including without limitation, those on account of any return or exchange privilege, (ii) defective merchandise, and (iii) errors in billing or shipment. Company shall have the right to withhold a reasonable portion of Artist's royalties as a reserve, in accordance with its standard accounting practices and procedures, however in no event shall such reserves exceed Twenty-Five Per Cent (25%), and such reserves shall be liquidated within Eighteen Months (18) for U.S. sales, and within Thirty Months (30) for foreign sales.

        (j) Company shall have the right to include or to license others to include any one or more of the Masters in promotional records on which such Masters and other recordings are included, which promotional records are designed for sale at a substantially lower price than the regular price of Company's LPs. No royalties shall be payable on sales of such promotional records. Company shall confer with Artist in regard to such promotional records, and Artist shall consent to such promotional records, which consent shall not be unreasonably withheld.

        (k) Company shall have the right to license the Masters to third parties for phonograph record use and all other types of use on a flat-fee basis. Company shall credit Artist's royalty account with twenty-five per cent (25%) of the net amounts received by Company under each such license.

        (l) No royalties shall be payable in respect of (i) records given away or furnished on a "no-charge" basis to "one-stops", rack jobbers, distributors or dealers, whether or not affiliated with Company; (ii) such additional "no-charge" records distributed during short term special promotions or marketing campaign; (iii) records given away or sold at below stated wholesale prices for promotional purposes to disc jockeys, record reviewers, radio and television stations and networks, motion picture companies, music publishers, Company's employees, Artist, or other customary recipients of promotional records or for use on transportation facilities; (iv) records sold as scrap, salvage, overstock, or "cut-outs"; (v) records sold below cost; and (vi) "sampler" records intended for free distribution to automobile purchasers.


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


        (m) For the sale of records which include Masters subject hereto which are sold through the method known as "key outlet marketing" by distribution through retail fulfillment centers in connection with special advertisements on radio or television, the method known as direct mail or mail order, or by any combination of the methods set forth above, Company shall credit Artist's royalty account with a sum equal to forty percent (40%) of Company's net royalty receipts from such sales.

        (n) The royalty rate for records sold for sale in Armed Forces Post Exchanges shall be one-half (1/2 the applicable basic rate provided for in subparagraphs 6(a) and 6(b) above.

        (o) The royalty rate payable hereunder for records sold as "premiums" shall be one-half (1/2) of the basic rate otherwise applicable and the retail list price for such records shall be deemed to be Company's actual sales price. Company shall be entitled to use and publish, and to license or permit others to use and publish, Artist's Identification with respect to the products or services in connection with such "premium" records provided that such use is not an endorsement of the product or service, such entitlement limited to a period of fifteen (15) months after such records' complete release.

        (p) As to records sold at a discount to "one-stops", rack jobbers, distributors or dealers, whether or not affiliated with Company, in lieu of the records given away or furnished on a "no-charge" basis as provided in subparagraph 6(l) above, the applicable royalty rate otherwise payable hereunder with respect to such records shall be reduced in the proportion that said discount wholesale price bears to the usual stated wholesale price.

        (q) As to records derived from the Masters recorded hereunder and sold by Company or its licensees in the "CD" format, the royalty rate shall be the applicable royalty rate set forth above but, for the purpose of calculating such royalty, the retail list price of the record shall be deemed to be the retail list price for Company's then current regular similar records in analog CD format or, with respect to such records released by Company's licensees outside the United States, the retail list price for such licensee's then current regular top-line similar records in analog cassette tape format. As used herein, the term "CD" means a record which is made for digital playback and includes, without limitation, so-called "compact discs".

        (r) With respect to any Master embodying Artist's performances hereunder together with the performances of another artist or artists to whom Company is obligated to pay royalties in respect of phonograph records embodying the joint performances contained on such Master; (i) the royalty rate to be used in determining the royalties payable to Artist in respect of such Master shall be computed by multiplying the royalty rate otherwise applicable thereto by a fraction, the numerator of which shall be one and the denominator of which shall be the total number of royalty artists whose performances are embodied on such Master; and (ii) in determining the portion of Recording Costs applicable to such Master which shall be charged against Artist's royalties if and when earned, such proportion shall be computed by multiplying the aggregate amount of such Recording Costs by the same fraction used in determining the royalties payable to Artist in respect of such Master.

     It is specifically understood and agreed, however, that Artist shall not be required to perform hereunder together with any such other artist or artists unless Artist shall have consented thereto and that no such joint recording shall be counted toward the fulfillment of Artist's minimum recording commitment hereunder unless Company shall specifically consent in writing, to count such joint recording toward the fulfillment of such recording commitment.

        (s) Royalties for phonograph records sold for distribution outside of the United States shall be computed in the same national currency as Company is accounted to by its licensees and as to sales made outside of the United States, shall be paid at the same rate of exchange as Company is paid, provided, however, that royalties on phonograph records sold outside the United States shall not be due and payable by Company until payment therefor has been received or credited to Company's account in the United States in United States dollars, and provided further that if Company shall not receive payment in the United States or in United States dollars and shall be required to accept payment in foreign currency or in a foreign country, Company shall deposit to the credit of Artist (and at the expense of Artist) in such currency in a depository selected by Artist, payments so received applicable to royalties hereunder, and shall notify Artist promptly thereof. Deposit as aforesaid shall fulfill the obligations of Company as to phonograph record sales to which such royalty payments are applicable.

        (t) It is understood and agreed by the parties hereto that the royalties payable pursuant to this paragraph 6 are intended to and shall include any and all royalties payable to Artist and the producer(s) of Masters hereunder. With respect to any phonograph record hereunder which does not consist entirely of Masters produced by Artist, the royalty rate specified in subparagraph 6(a) shall be reduced by an amount equal to the basic royalty rate payable to the producer(s) of the applicable Master(s), and all other royalties provided for in paragraph 6 shall be reduced proportionately. Any advances payable by Company to a third party producer of Masters hereunder which advances are not recouped by Company from royalties payable to such third party producer shall be recouped by Company from any royalties otherwise payable by Company hereunder, except mechanical royalties.


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

        (u) In the event Company licenses Masters for phonograph record use in connection with any third party compilation album (other than such compilation albums distributed by means of "key outlet marketing") or in connection with any so-called "soundtrack album" or records derived therefrom, then, in lieu of any other payment due under this agreement, Company shall credit Artist's royalty account with fifty percent (50%) of the net royalties actually received by Company or credited to Company's account against an advance already received in connection with the applicable phonograph record.

        (v) With respect to mid-priced records, the royalty rate shall be two-thirds (2/3) of the applicable basic rate provided for in subparagraphs 6(a) and 6(b) above.

        (w) With respect to budget records, the royalty rate shall be one-half (1/2) of the applicable basic rate provided for in subparagraphs 6(a) and 6(b) above.


     7. Accountings and Audits.

        (a) Accountings as to royalties payable by Company to Artist hereunder shall be made by Company to Artist on or before the first day of October for the period ending the preceding June 30th, and on or before the first day of April for the period ending the preceding December 31st, together with payment of accrued royalties, if any, earned by Artist during such preceding half-year. All royalty statements and all other accounts rendered by Company to Artist shall be binding upon Artist and not subject to any objection by Artist for any reason unless specific objection in writing, stating the basis thereof is given to Company within twenty-one (21) months from the date rendered. No generalized objection (such as, but not limited to, a generalized claim of overreporting of deductions or underreporting of income or any similar generalization) shall be deemed a valid objection.

        (b) Artist shall have the right to appoint a Certified Public Accountant or attorney, who is not then currently engaged in an outstanding audit of Company, to examine Company's books and records as the same pertain to this agreement provided that such examination shall take place at Company's offices during normal business hours, on reasonable notice, not more than once in each calendar year during which Artist receives a statement and at Artist's sole cost and expense. Notwithstanding the foregoing, Company's books and records relating to any particular royalty statement may be examined as aforesaid only within fifteen (15) months after the date rendered and Company shall have no obligation to permit the examination of such books and records relating to any particular statement more than once. The right conferred by this subparagraph (b) shall constitute Artist's sole right to examine Company's books and records.

        (c) Neither Artist nor any person or entity acting for or on behalf of Artist shall have the right to commence any examination of Company's books and records unless and until the person or entity engaging in any such examination has agreed in writing, that neither the individual nor the firm engaging in such examination, nor any representatives thereof, shall at any time or in any manner either directly or indirectly, disclose or communicate to any person, firm or corporation, other than Artist or Artist's attorneys or accountants (and such recipients shall also have executed and delivered to Company similar agreements) any information acquired from Company's books and records during any such examination, or any information of any kind concerning any matters reflecting or relating to Company's business or the business of Company's affiliated companies obtained through such examination, without regard to whether any or all of such information would otherwise be deemed confidential material, except pursuant to legal process issued in connection with a court proceeding. Artist shall cause Company to receive one (1) copy of any audit report prepared as a result of any examination of Company's books and records.

        (d) If Artist or any person or entity acting for or on behalf of Artist shall commence suit on any controversy or claim concerning royalty accountings rendered hereunder, said claims and the scope of the proceedings shall be limited to determination of the amount of the royalties due for the accounting period(s) concerned, and neither Artist nor any person or entity acting for or on behalf of Artist shall seek or be entitled to any equitable relief (other than an accounting) or any other relief except recovery of royalties found owing. The recovery of any such royalties shall be the sole remedy available to Artist by reason of any claim related to Company's royalty accountings or payments, except in the event of an intentional bookkeeping or accounting error. Without limiting the generality of the foregoing, neither Artist nor any person or entity acting for or on behalf of Artist shall have any right to seek or obtain termination of this agreement or of the Term hereof or any injunction against Company and/or any third party and/or other equitable (other than an accounting) relief against Company and/or any third party or avoid the performance of the Artist's obligations hereunder by reason of any claim relating to Company's royalty accountings or payments.

     8. Payment of Recording Costs. Subject to Artist's compliance with the provisions hereinbelow set forth, Company shall pay all specifically approved Recording Costs incurred for the production of the Masters to be recorded hereunder all of which Recording Costs shall be deemed advances hereunder.

        (a) Prior to the commencement of recording in each instance hereunder, Artist shall obtain Company's approval of each of the following, in order, before proceeding further, however Artist shall have the absolute right to confer with Company, and Artist's approval may not be unreasonably withheld.

           (i) Selection of individual or co-producer(s) of the applicable Masters.

           (ii) Selection of material, including the number of Compositions to be recorded.

           (iii) Selection of dates of recording and studios where recording is to take place, including the cost of recording there. Unless otherwise expressly agreed by Company, the scheduling and booking of all studio time will be done by Company.

           (iv) A proposed budget (which Artist will submit to Company sufficiently in advance of the planned commencement of recording to give Company a reasonable time to review and approve or disapprove it at least fourteen (14) days before the planned commencement of recording).

           (v) Artist shall not enter into or authorize any third party to enter into any agreements on Company's behalf or incur, directly or indirectly, any liability or expense of any kind for which Company is or may be held liable, in connection with any recording session hereunder or otherwise, without having first obtained Company's prior written approval as to the nature, extent and limit thereof, except with regard to the payment of items identified in the budget approved by Company with respect thereto, provided that the amount of such payment does not exceed the amount budgeted for such item.

        (b) If applicable, Artist shall notify the appropriate Local of the American Federation of Musicians in advance of each recording session.

        (c) Artist shall timely supply Company with all of the information it needs in order: (i) to make payments due in connection with such recordings;
(ii) to comply with any other obligations Company may have in connection with the making of such recordings; and (iii) to prepare to release phonograph records derived from such master recordings. Without limiting the generality of the foregoing, Artist shall deliver to Company or its designee copies of all substantiating invoices, receipts, vouchers and similar satisfactory documentary evidence of Recording Costs.

        (d) Nothing in this agreement shall obligate Company to commence, continue or permit the commencement or continuation of any recording or other similar activity, even if previously approved, if Company reasonably anticipates that the Recording Costs of the applicable Masters will exceed those specified in the approved budget or that the Masters being produced will not be satisfactory.

        (e) All Recording Costs shall constitute advances hereunder. Any Recording Costs in excess of a budget initially established pursuant to paragraph 8(a)(iv) above, or other amount approved by Company, whichever is applicable, shall be Artist's sole responsibility and shall be paid by Artist promptly (or reimbursed by Artist if Company elects, in the exercise of its sole discretion, to pay the same on Artist's behalf). Those amounts will also be recoupable from all sums becoming due under this agreement or otherwise to the extent to which they have not actually been paid or reimbursed as provided in the preceding sentence, excluding mechanical royalties.

        (f) All Recording Costs and advances hereunder shall be recoupable from royalties otherwise payable under this agreement. If, at any time during the Term hereof, Company elects to pay any additional sums to or on behalf of Artist, other than the royalties referred to in paragraph 6 and 12 hereof and the Recording Costs provided for in this paragraph, then such sums shall be deemed additional advances hereunder and shall be recoupable by Company from record royalties otherwise payable under this agreement, excluding mechanical royalties. Without limiting the foregoing, if Company engages the services of independent promoters or marketing consultants in connection with the promotion or marketing of phonograph records hereunder, then fifty (50) percent of Company's actual costs in engaging those services will constitute advances to Artist, and shall be deducted by Company from any and all record royalties accruing or becoming payable pursuant to this agreement or any other agreement between Company and Artist. The expenditures referred to in the preceding sentence, if any, shall be within Company's sole discretion. At Artist's request, Company shall provide Artist with reasonable details of such expenditures.

     9. Artwork and Publicity. During the Term, Artist shall be reasonably available at Company's request and expense, whenever the same will not unreasonably interfere with other professional activities of Artist, to appear for photography, poster and cover art, etc., under the direction of Company or its nominees to appear for interviews with representatives of the communications media and Company's publicity personnel and to perform other reasonable promotional services.

     10. Delivery Requirements. Artist shall deliver to Company a two-track stereo tape for each Master produced hereunder, which tapes shall be fully edited, remixed and leadered prior to delivery to Company, so that they are in proper form for the production of the parts necessary for the manufacture of commercial phonograph records. Each and every original session tape, including the multi-track Masters, and parts thereof, and each and every mother, Master, acetate copy or other derivative shall also be delivered to Company. Company shall be entitled to remix, re-edit and rerecord any Master delivered hereunder at its sole discretion. Any costs incurred by Company in any such remixing, re-editing and re-recording as well as any a costs incurred by Company in the mastering process shall be deemed additional advances to Artist against royalties otherwise payable hereunder, excluding mechanical royalties. Masters shall not be deemed to have been "delivered" hereunder and "delivery" of Masters shall not be deemed to have occurred unless and until Artist has (i) thoroughly and completely performed all of Artist's obligations under this agreement with respect to such Masters; (ii) executed all consents, approvals, licenses and permissions as Company may deem necessary or desirable, in the exercise of its sole discretion, in relation to the use of the Masters hereunder; and (iii) Company has approved each Master in accordance with the provisions of paragraph 3(g) above.

     11. Further Assurances. Artist hereby agrees to execute any further documents which Company may deem necessary or desirable to effectuate the intent and substance of this agreement. If Artist shall fail or refuse to execute and deliver any such document promptly following Company's request therefor, Artist hereby appoints Company as Artist's true and lawful attorney-in-fact to execute such documents in Artist's name and on Artist's behalf. Such power of attorney is irrevocable and is coupled with an interest.


     12. Publishing and Administration.

        (a) As used in this paragraph 12 only, the term "you" shall refer to Artist's publishing designee and any other person, firm or corporation owning or controlling the right, title and interest in and to the Recorded Compositions. You warrant and represent that you are or shall become member or affiliate of either Broadcast Music Incorporated ("BMI") or the American Society of Composers, Authors and Publishers ("ASCAP"). You hereby irrevocably assign, transfer and otherwise set over to Company's publishing designee (hereinafter referred to as "Publisher") and its successors and assigns in perpetuity: (i) in regard to LPs one (1) through three (3) and all singles released during that period, an undivided one-half interest in and to each and every Recorded Composition, including the title, lyrics, and music thereof, and in and to the worldwide copyright therein (and all renewals and extensions thereof) and in and to all other rights and interests therein of every kind, nature and description, whether presently known or hereafter to come into existence; and (ii) in regard to LPS four (4) through (6) six, and all singles released during that period, an undivided forty (40%) percent interest in and to each and every Recorded Composition, including the title, lyrics, and music thereof, and in and to the worldwide copyright therein (and all renewals and extensions thereof) and in and to all other rights and interests therein of every kind, nature and description, whether presently known or hereafter to come into existence.

        (b) You hereby irrevocably assign to Publisher, its successors and assigns, the sole and exclusive perpetual worldwide rights of administration, exploitation and promotion with respect to the Recorded Compositions, including, without limitation, the sole and exclusive perpetual worldwide right to, exploit and license the use of the Recorded Compositions including in any and all media throughout the world, to substitute new titles for the Recorded Compositions, to make any arrangement, adaptation dramatization or translations of the Recorded Compositions, to secure copyright registration of the Recorded Composition in the name of Publisher and your publishing designee, collect and receive any and all monies derived from the exploitation of the Recorded Compositions throughout the world, excluding the writer's share of public performance royalties. You acknowledge that the extent and manner of exploitation of the Recorded Compositions shall be entirely within the discretion of Publisher. It is agreed that mechanical licenses for the use of Record Compositions on records recorded under this agreement shall be issued on the terms specified in paragraph 13 below.

        (c) Publisher shall pay to you:

            (i) The writer royalties set forth in the royalty guidelines attached hereto as Exhibit A;

            (ii) An amount equal to fifty percent (50%) of the "Net Publisher's Share of Income" (as such term in hereinafter defined) received by Publisher in the course of administering and exploiting its rights in Recorded Compositions. "Net Publisher's Share of Income" shall mean any and all sums actually received by Publisher from the exploitation of the Recorded Compositions throughout the world, including, without limitation, the publisher's share of public performance fees paid by the performing rights society with which Publisher and you or your publishing designee are affiliated, (hereinafter referred to as "Gross Receipts"), less the following:

                 (A) The writer royalties and other sums which shall be payable to you pursuant to Paragraph 12(c)(i)hereof;

                 (B) All actual and documented costs of administration directly applicable to the Recorded Composition including, without limitation:

                     (1) copyright fees;

                     (2) the collection or other fee actually charged by a collection agent who renders services with respect to the Recorded Compositions; and

                     (3) the actual costs and expenses of printing, arranging, editing, exploiting and selling printed editions of the Recorded Compositions, including, but not limited to, sales agency expenses, as well as the actual direct costs and expenses incurred in recording demonstration records, making tape copies thereof and preparing leadsheets.

       (d)(i) To the extent the writer royalties required to be paid by Publisher exceed those indicated in the writer royalty guidelines attached hereto as Exhibit 1, Publisher shall have the right to deduct the amount of such excess from the share of Net Publisher's Share of Income otherwise payable to you pursuant to Paragraph 12(c) hereof.

           (ii) Publisher shall not be required to pay any royalties on professional or complimentary printed copies of the Recorded Compositions or copies of mechanical derivatives of the Recorded Compositions which are distributed gratuitously to performing artists, orchestra leaders and disc jockeys or for advertising, promotional or exploitation purposes. Furthermore, no royalties shall be payable to you on consigned copies of the Recorded Compositions unless paid for, and not until such time as an accounting therefore can properly be made.

           (iii) Publisher shall deduct, account and pay royalties to each of the third party songwriters of the Recorded Compositions hereunder provided that such songwriters have entered into an agreement with Publisher as set forth in subparagraph (f)(iv) below. If any such songwriter has not entered into such an agreement, then you warrant, represent, covenant and agree that you shall pay to such songwriter(s) all royalties (and all other sums due such songwriter(s)) with respect to each exploitation of the applicable Recorded Composition hereunder due to those songwriter(s) who fail or refuse to enter into such an agreement. The songwriters will collect any songwriter share of performance income directly from the performing rights society with which they are affiliated and Publisher shall have no obligation in such regard. Notwithstanding that Publisher may from time to time enter into separate songwriter and/or co-publishing agreements with Artist or Artist's publishing designee, covering one or more Recorded Compositions hereunder, Artist on Artist's own behalf and on behalf of Artist's respective publishing designee, shall and does hereby waive and relinquish the right to receive songwriter royalties or publishing income from Publisher under agreements and you shall be solely responsible for and shall pay any and all songwriter royalties and publishing income due to the songwriter(s) and publishing entities from whom you derived the rights in and to each Recorded Composition hereunder.

           (iv) You shall not be entitled to share in any advance payments, guarantee payments or minimum royalty payments which Publisher may receive in connection with any subpublishing agreement, collection agreement, licensing agreement or other agreement covering the Recorded Compositions.

        (e) You hereby grant to Publisher the perpetual right to use and to permit others to use your name (including any professional name heretofore or hereafter adopted by you), photograph, likeness and biographical material concerning you, and the titles of the Recorded Compositions in connection with the printing, sale, advertising, distribution and exploitation of music, folios, recordings, performances, player rolls and otherwise concerning the Recorded Compositions, or to refrain therefrom.

                  (f) (i) You hereby authorize and empower Publisher or any of its officers as your true and lawful attorney (with full power of substitution and delegation), in your name, and in your place and stead, or in Publisher's name, to take and do such action, and to make, sign, execute, acknowledge and deliver any and all instruments or documents, which Publisher from time to time may deem necessary to vest in Publisher, or its designees, successors, assigns and licensees, all of the rights or interests granted by you under this Paragraph 12, including without limitation, such documents as Publisher may deem necessary to secure to Publisher or its designees, to the extent provided for herein, the worldwide copyrights in and to the Recorded Compositions for the entire term of copyright and for any and all renewals and extensions thereof. The foregoing power is acknowledged by you to be coupled with an interest and to be irrevocable.

                      (ii) You shall execute and deliver to Publisher such documents and instruments with respect to the Recorded Compositions as Publisher in its sole judgment may deem necessary to effectuate the intent and purposes of this agreement or to evidence the rights granted to Publisher herein. If you fail or are unable to execute any document or instrument consistent with the terms hereof, Publisher will be fully entitled to do so on your behalf pursuant to the power-of-attorney granted pursuant to Paragraph 12(f)(i) hereof, and such agreement, document or instrument thereupon will be fully as valid, effective and operative as if personally executed by you.

                      (iii) Upon Publisher's request, you shall execute and deliver to Publisher a separate agreement in Publisher's customary form with respect to each Recorded Composition. Publisher shall have the right, pursuant to the terms and conditions hereof, to execute such separate agreement on behalf of you. Except as specifically set forth in the last sentence of paragraph 12(d)(iii) above, such separate agreement shall supplement and not supercede this agreement and in the event of any conflict between the provisions of such separate agreement and the agreement set forth in this Paragraph 12, the provisions of this Paragraph 12 shall control. The failure of you or Publisher to execute such separate agreement, whether or not you are requested to execute same, shall not affect the rights of Publisher to each Recorded Composition.

                      (iv) Whenever any individual who is not a party to this agreement shall collaborate in the creation of a Recorded Composition hereunder, said Recorded Composition shall be subject to the terms and conditions of this paragraph 12 and you warrant, represent and agree that prior to any such collaboration you shall advise said third party that all Compositions so created must be published and owned by Publisher on a basis which is at least as favorable to Publisher, in the exercise of its reasonable judgment, as the terms and conditions hereof. In the event of any such collaboration, you shall promptly notify Publisher of the nature and extent of such other persons contribution to the applicable Composition and you shall cause such other person to execute a separate Songwriter's Agreement with Publisher, in Publisher's customary form, covering said Composition.

                  (g) Publisher may take such action as it deems necessary, either in your name or in its own name, against any person to protect the rights and interest acquired by Publisher hereunder. You will, at Publisher's request and expense, cooperate fully with Publisher in any controversy which may arise or litigation which may be brought concerning Publisher's rights and interests acquired hereunder. Publisher shall have the right, in its absolute discretion, to employ and to institute or defend any action or proceeding and to take any other proper steps to protect the right, title and interest of Publisher in and to the Recorded Compositions and every portion thereof and in that connection, to settle, compromise or in any other manner dispose of any matter, claim, action or proceeding and to satisfy any judgment that may be rendered, in any manner as Publisher in its sole discretion may determine. Any legal action brought by Publisher against any alleged infringer of the Recorded Compositions shall be initiated and prosecuted by Publisher, and if there is any recovery made by Publisher as a result thereof, after deduction of the expense of litigation, including but not limited to reasonable attorneys' fees and court costs, a sum equal to fifty percent (50%) of such net proceeds shall be paid to you.

                  (h) Publisher shall account to you for royalties and other sums payable pursuant to this Paragraph 12 upon the same terms and conditions as Company is required to account to Artist pursuant to Paragraph 7 hereof. Your rights and Publisher's rights and obligations with respect to such accountings shall be the same as Artist's rights and Company's rights and obligations pursuant to Paragraph 7 hereof. Publisher shall have the right to retain a portion of mechanical royalties payable hereunder as a reserve against potential returns and credits. All accounting statements and payments for royalties payable pursuant to this Paragraph 12 or Paragraph 13 shall be included as a part of the accountings referred to in Paragraph 7 hereof. Notwithstanding anything to the contrary contained herein, no monies shall be payable to you pursuant to paragraph 12(c) above until such time as record royalties would otherwise be payable to Artist pursuant to paragraph 7 hereof. In connection with the foregoing, Publisher shall have the right to remain any sums which might otherwise be payable to you pursuant to paragraph 12(c) and first apply such sums toward the reduction of the unrecouped balance, if any, of Artist's record royalty account hereunder.

                  (i) All sums payable to you and all rights granted by you, and all representations, warranties, grants and obligations made or undertaken by you pursuant to this Paragraph 12 shall apply to each person comprising you only to the extent of such person's authorship; contribution to or ownership or control of the Recorded Composition concerned. Upon the recording hereunder of a Recorded Composition, you shall advise Company in writing of the extent of each person's contribution to and interest in such Recorded Composition, and all royalties payable hereunder in respect thereof all be divided and paid accordingly.

                  (j) Conditional upon your complete compliance with the terms herewith, Company shall be responsible to pay you the following co-publishing and/or writers' advances, which advances shall become payable to you within one week after delivery of the completed LP master recordings:

                  (k) Company's co-publishing and administration rights hereunder shall vest only in recorded compositions hereunder which are commercially released by Company or at the direction of Company.

                      (i) first LP, Twenty-Five Thousand Dollars, ($25,000), all of which is payable within Three (3) business days after full execution of this agreement by all the parties;

                      (ii) second LP, Forty Thousand Dollars ($40,000);

                      (iii) third LP, Sixty Thousand Dollars ($60,000);

                      (iv) fourth LP, Eighty Thousand Dollars ($80,000);

                      (v) fifth LP, One Hundred Thousand Dollars ($100,000);

                      (vi) sixth LP, One Hundred Twenty Thousand Dollars ($120,000).

         13. Mechanical Copyright Licenses. Company shall be responsible for payment of mechanical copyright royalties directly to the copyright proprietors of Compositions embodied in Masters hereunder. Artist shall assist Company in obtaining mechanical licenses from the copyright proprietors of the Compositions embodied upon the Masters delivered to Company hereunder, which licenses shall be in the general form utilized by The Harry Fox Agency, Inc. or otherwise acceptable to Company. The Controlled Compositions recorded pursuant to this agreement are hereby licensed to Company at the rates set forth below and mechanical royalties in respect thereof shall only be payable on records for which royalties are payable pursuant to Paragraph 6 hereof:

                  (a) Seventy-five percent (75%) of the minimum statutory rate at the time of release, however in the event of sales exceeding five hundred thousand (500,000) units, Eighty-seven and one-half percent (87 1/2%) of the minimum statutory rate, or, in the event of sales exceeding One Million (1,000,000) units, then One Hundred percent (100%) of the minimum statutory rate.

                  (b) Notwithstanding the rate specified in subparagraph 13(a) above and under the United States Copyright laws, it is specifically understood and agreed that the maximum copyright royalty rate which Company will be required to pay hereunder, regardless of the number of Compositions (including Controlled Compositions) contained thereon, shall be not greater than ten (10) times the above stated minimum statutory rate for Lps, not greater than eleven
(11) times the stated minimum statutory rate for CDs; not greater than five (5) times the above stated minimum statutory rate for EPs; and not greater than twice the above stated minimum statutory rate for singles.

         14. Artist's Warranties and Indemnification. Artist warrants and represents the following:

                  (a) There are now in existence no prior recorded performances by Artist which have not yet been released in the form of phonograph records.

                  (b) There are no restrictions with respect to Compositions Artist is legally able to perform for Company hereunder.

                  (c) No contract or agreement of any kind entered into by Artist prior to the time of the execution hereof or during the Term hereof will interfere in any manner with complete performance of the within agreement by Artist.

                  (d) Artist has the right to use Artist's name, (real and professional) grants to Company for the Territory the exclusive right to use and allow others to use said names and any other name(s)used by Artist for phonograph record purposes during the Term hereof and the exclusive right to such use thereafter in connection with recordings subject hereto; Company's use of such names in accordance with the terms hereof will not infringe upon the rights of any third party.

                  (e) Artist is over eighteen (18) years of age.

                  (f) That neither the Masters nor the performances embodied thereon, and no use thereof by Company or its grantees, licensees or assigns will constitute a libel or slander of any person or violate or infringe upon the rights of any third party.

                  (g) That neither the music, title, lyrics or other material comprising the Compositions to be recorded hereunder, nor any part thereof, will be a copy of any other copyrighted work or infringe or violate any rights of any third party and that no adverse claim exists or shall exist thereon.

                  (h) The Masters and the performances embodied thereon shall be produced in accordance with the rules and regulations of the American
Federation of Musicians and the American Federation of Television and Radio Artists, if applicable, and in accordance with the rules and regulations of said unions and all other unions having jurisdiction.

                  (i) Company shall not be required to make any payments of any nature for, or in connection with, the rendition of Artist's services or the acquisition, exercise or exploitation of rights by Company pursuant to this agreement, except as specifically set forth herein. Without limiting the generality of the foregoing, except as specifically set forth herein, Artist warrants and represents that Artist shall be solely responsible for and shall make any and all payments becoming due to any person, firm or corporation, including, but not limited to, the individual producers hereunder, in connection with the rendition of Artist's services or the acquisition, exercise or exploitation of rights by Company pursuant to this agreement.

                  (j) If any Compositions are recorded hereunder which are not Controlled Compositions, Artist warrants and represents that Company shall be able to obtain mechanical licenses therefor for the United States and Canada at rates which are no greater than the applicable "Statutory Rate" (as hereinafter defined) and on terms no less favorable to Company than those contained in the then current standard license form utilized by the Harry Fox Agency, Inc. and Artist shall assist Company in obtaining said mechanical licenses. As used herein, the phrase "Statutory Rate" means, with respect to each Composition embodied in a Master hereunder, the fixed (without regard to playing time) mechanical royalty rate in effect pursuant to the United States Copyright Act or the Canadian Copyright Act (as the context so requires) at the earlier of the time of commercial release of such Master.

                  (k) Neither Artist nor any representative of Artist shall directly or by or through others deliver or authorize or permit the delivery of any recordings embodying Masters hereunder to any person or entity other than Company (for promotion or any other purpose) at any time prior to Company's commercial release thereof for sale through normal retail trade channels in the United States.

                  (1) Artist agrees to and does hereby indemnify, save and hold Company harmless of and from any and all losses and damages (including reasonable attorneys' fees) arising out of or connected with any breach of this agreement or any warranty, representation, promise or covenant made by Artist herein, or any bona fide claim by one or more third parties which is inconsistent with any of the warranties, representations, promises or covenants made by Artist herein. Artist agrees to reimburse Company, on demand, for any payment made by Company at any time after the date hereof with respect to any liability or claim to which the foregoing indemnity applies. Pending the determination of any claim involving such alleged breach or failure, Company and Publisher may withhold sums due Artist and Artist's publishing designee(s) hereunder in an amount reasonably related to such, claim(s). If no claim is presented within one (1) year after monies are received by or credited to Company, then any sums withheld shall be released to Artist. Further, Artist shall have the right to post a bond for the full amount of any claims in lieu of Company withholding funds. Company's and Publisher's rights to indemnification and payments hereunder shall fully vest in regard to claims reduced to final, non-appealable judgements.

         15. Failure of Performance.

                  (a) Company may, by written notice to Artist, suspend the operation of the Term for the duration of the following contingencies if by reason of such contingencies, it is materially hampered in the recording, manufacture, distribution or sale of records, or its normal business operations become commercially impracticable: labor disagreements, fire, catastrophe, shortage of materials, or any cause beyond Company's control. A number of days equal to the total of all such days of suspension shall be added to the Contract Year in which such contingency occurs and the dates for the exercise by Company of its options as set forth in Paragraph 2 and the date of commencement of subsequent Contract Years shall be deemed extended accordingly, not to exceed six (6) months.

                  (b) In the event of any default or material breach by Artist in the performance of any of Artist's duties or obligations hereunder (including the obligation in the event of any material breach by Artist of Artist's warranties, representations, liabilities, authorizations, restrictions or agreements contained herein, then the Contract Year in effect at the time of said default or breach shall, unless Company notifies Artist in writing to the contrary, be automatically extended for a period equal to all or, at Company's election, any part of the period of such default or breach, plus an additional period of sixty (60) days, and the dates for the exercise by Company of its options as set forth in Paragraph 2 above, and the date of the commencement of Subsequent Contract Years shall be deemed extended accordingly. No exercise by Company of its approval rights or any other rights or remedies hereunder shall constitute or be deemed to constitute a refusal to allow Artist to perform hereunder, nor shall same preclude or in any way limit Company's right to exercise any of the rights and/or remedies set forth in this subparagraph (b), or otherwise.

                  (c) In the event of any default or material breach by Artist in the performance of any of Artist's duties or obligations hereunder including the obligation to timely deliver Masters hereunder), or in the event of any breach by Artist of Artist's warranties, representations, liabilities, authorizations, restrictions or agreements contained herein, then, in addition to all of Company's other rights and remedies, including as set forth in subparagraph (b) above and unless Company notifies Artist to the contrary, Company's obligations hereunder shall be automatically suspended, including, but not limited to, its obligation to account and/or pay royalties including, but not limited to mechanical copyright royalties and advances, for the duration of such default or breach and until the same has been cured.

                  (d) In the event of any default or material breach by Artist in the performance of any of Artist's duties or obligations hereunder (including the obligation to timely deliver Masters hereunder), or in the event of any breach by Artist of Artist's warranties, representations, liabilities, authorizations, restrictions or agreements contained herein, then, in addition to all of Company's other rights and remedies, including as set forth in subparagraphs (b) and (c) above, Company shall have the right, upon written notice to Artist, to terminate the Term.

                  (e) Without limiting the generality of subparagraphs (b)and
(c) above, it is specifically agreed that any default or material breach by Artist or their respective publishing designee(s) in the performance of any of its or their respective duties or obligations pursuant to paragraph 12 hereof, and any material breach by Artist or their respective publishing designee(s) of any of the warranties, representations, liabilities, authorizations, restrictions or agreements contained herein shall constitute and be deemed a default and material breach by Artist in the performance of Artist's material obligations under this agreement and shall entitle Company to exercise the rights and remedies described in subparagraphs (b) and c) above, in addition to any other rights or remedies which Company may have at law, in equity or otherwise.

                  (e) Notwithstanding anything to the contrary contained in this agreement, it is specifically acknowledged and agreed that any suspension by Company of its obligation under this agreement shall automatically serve to suspend the obligations of Publisher hereunder including, but not limited to, the obligation to account and/or pay royalties, for the duties of such suspension hereunder. In addition to the foregoing, and without limiting the generality thereof, it is agreed that any suspension by Publisher of its obligations hereunder shall automatically serve to suspend the obligations of Company hereunder, as described above, for the duration of any such suspension.

         16. Individual Producers. Company shall select or at its election approve of the individual producer(s) of the Masters embodying Artist's performances hereunder. The parties agree that regardless of who or whom is chosen as Producer(s) he agrees to furnish his services in connection therewith as and when requested by Company in accordance with the terms and provisions of this agreement. Artist shall cause each and every person or entity who performs at any time or renders services of any kind in connection with the production and/or recording of Masters hereunder to execute and deliver to Company an inducement letter in the form of Exhibit "B" (annexed hereto and made a part hereof)or in such other form as Company may reasonably request or approve in writing. Unless otherwise expressly agreed in writing by Company, Artist shall be responsible for and shall pay each and every producer of Masters hereunder.

         17. Approvals and Consents. Whenever in this agreement Artist's approval or consent is required, Company may require Artist to formally give or withhold such approval or consent by giving Artist written notice requesting the same and by furnishing Artist with the information or material in respect of which such approval or consent is sought. Artist shall give Company written notice of approval or disapproval within five (5) business days after such notice is received by Artist. In the event of disapproval or no consent, the reasons therefor shall be stated. Failure to give such notice to Company as aforesaid shall be deemed to be consent or approval. In the event that mutual approval or consent between Company and Artist or Artist's representative is required pursuant to the terms or conditions of this agreement with respect to any matter, and in the further event of a disagreement or failure to mutually approve or consent with respect thereto, then Company's decision with respect thereto shall control conclusively.

         18. Additional Recording Rights. Artist agrees not to record or authorize or knowingly permit to be recorded for any purpose any performance for a third party without in each case taking reasonable measures to prevent the manufacture, distribution and sale at any time by any person other than Company of phonograph records and other devices for home use and/or jukebox use and/or use on or in means of transportation embodying such performance. Specifically, without limiting the generality of the foregoing, Artist agrees that:

                  (a) If, during the Term, Artist performs any Composition for the purposes of making transcriptions for radio or television or soundtracks for motion picture films, or

                  (b) If, during the period referred to in Paragraph 4(b) hereof Artist performs for any such purpose any Composition which shall have been recorded pursuant to this agreement, then, in either event, Artist will do so only pursuant to a written contract containing an express provision that neither such performance nor any recording thereof will be used directly or indirectly for the purpose of making phonograph records or any other device for home use and/or jukebox use and/or use on or in means of transportation. Artist will promptly furnish to Company a copy of the pertinent provisions of each such contract and will cooperate fully with Company in any controversy which may arise or litigation which may be brought relating to the rights of Company under the paragraph.

         19. Merchandising Rights.

                  (a) Artist hereby grants to Company the exclusive right during the Term hereof and throughout the Territory to use and/or sublicense to others the use of Artist's name(s) (both real and professional), logotype, likenesses, voice and/or performances for merchandising and other commercial purposes, whether or not related to the manufacture and sale of phonograph records, including, without limitation in connection with the sale (whether through "flyers", "bouncebacks" and similar album inserts, or otherwise) of t-shirts and other clothing, posters, stickers, novelties and telephone message services. Upon Company's request, Artist shall execute a license agreement in addition to this agreement to evidence such license, which license agreement shall contain standard terms and provisions used the licensing of name and likeness rights for merchandising purpose, though the failure on the part of the Artist to do so shall not diminish the rights of Company with respect to the merchandising of the aforesaid properties.

                  (b) If Artist shall fail to do so upon request, Company shall have the right to apply for and obtain in its own name, and at its own expense, federal and worldwide registration of trademark and/or servicemark for Artist's professional name and/or logotype in connection with the use thereof in all areas the entertainment industry, including without limitation, in connection with the recording and sale of phonograph records, the establishment of fanclubs, the rendition of concert and live performances, and the sale of clothing and other merchandise Artist shall execute any document and/or perform any act necessary to evidence Company's rights in and to said servicemarks trademarks, logotypes and other properties. If Artist fails to do so, an officer of Company may do so on Artist's behalf.

                  (c) Company agrees to credit to Artist's royalty account with fifty percent (50%) of the net income derived by Company from the exploitation of the rights granted to it by virtue of (a) and (b) above. For the purposes hereof, "net income" shall mean the gross income actually received by Company which is derived directly and solely from such use of the rights granted to it by this Paragraph, less direct expenses actually incurred by Company relative thereto including but not limited to: (i) costs of collection; (ii) commissions and/or royalties payable to third parties; (iii) costs of packing, shipping, storing, postage and insurance; (iv) costs of manufacture and design; and (v) advertising and promotion expenses.

                  (d) Royalties payable in respect of such merchandising activity shall be accounted for and paid, in the manner otherwise provided herein.

         20. Audiovisual Programs.

                  (a) In addition to Artist's recording and delivery commitments as set forth in this agreement, Artist shall comply with requests, if any, made by Company in connection with the production of video-tape and/or films with soundtracks substantially featuring performances of Artist (hereinafter, "Programs"). In this connection, Artist shall appear on dates and at places requested by Company for the filming, taping or other fixation of Programs. Artist shall perform services with respect thereto as Company deems desirable in a timely and first-class manner. Artist acknowledges that the production of Programs involves matters of judgment with respect to art and taste, which judgment shall be exercised by Company solely in its own discretion and that Company's decisions with respect thereto shall be final, however, Artist shall have the absolute right to confer with Company in regard to these important matters.

                  (b) (i) Each Program produced during the Term of the agreement shall be owned by Company (including the worldwide copyrights therein and thereto and all extensions and renewals thereof) to the same extent as Company's rights in Master recordings made under this agreement.

                           (ii) Company will have the unlimited right to
manufacture Videograms, as defined below, of the Programs and to rent, sell, distribute, transfer, sublicense or otherwise deal in such Videograms under any trademarks, tradenames and labels; to exploit the Programs by any means now or hereafter known or developed; or to refrain from any such exploitation, throughout the world. A "Videogram" is hereby defined as any device, now or hereafter known or developed, that enables a Program to be perceived visually, with or without sound, when used in combination with or as part of a piece of electronic, mechanical or other apparatus.

                  (c) (i) Following Company's receipt of invoices therefor, Company agrees to pay all costs actually incurred in the production of Programs made at Company's request hereunder, provided such costs have been previously approved by Company in writing. In this connection, prior to commencing production of any Program, Company shall create, or at its election, approve, in writing, a detailed budget for each Program. Said budget shall include the following information: (i) the musical compositions and other material to be embodied thereon; (ii) the general concept therefor and (iii) the producer, director, and any other key personnel therefor. Following Company's notification to Artist, which need not be in writing, that said budget is completed and approved, Artist shall commence production of the Program. All costs incurred in excess of the applicable approved budget shall be Artist's sole responsibility and Artist agrees to pay and discharge all such excess costs. In the event Company agrees to pay any such excess costs on Artist's behalf, Artist shall, upon demand, reimburse Company for such excess costs and/or Company may deduct such excess costs from any and all monies due to Artist pursuant to this or any other agreement between Company and Artist. All costs and expenses of the type set forth in subparagraph 20(c) (ii) below for which Company is responsible as aforesaid, which costs arise out of or in connection with the production of the Program(s) hereunder, shall be fully recoupable from Video Net Receipts (as defined below) and from record royalties otherwise payable under this agreement. "Video Net Receipts" shall mean monies earned and received by Company from exploitation of Programs less (i) a gross distribution fee of (A) thirty-five (35%) percent in respect of broadcast, telecast, cablecast or other exploitation and (B) forty percent (40%) in respect of broadcast, telecast, cablecast or other exhibition outside the United States, and (ii) any out-of-pocket expenses, copyright, union and other third party payments, taxes and adjustments borne by Company in connection with exploitation and collection and receipt by Company of such monies.

                           (ii) Fifty (50%) percent of the following sums, if
any, paid by Company in connection with each Program shall be an advance, and shall be recoupable by Company in the manner set forth in subparagraph 20(c)(i) above:

                                    (A) All expenses incurred by Company in
connection with the preparation and production of the Program and the conversion of the Program to "video masters" that are made to serve as prototypes for the duplication of the Videograms of the Program;

                                    (B) All of Company's direct out-of-pocket
costs (such as for rights, artists (including Artist), other personnel, facilities, materials, services, and the use of equipment) in connection with all steps in the production of the Program and the process leading to and including the production of the aforesaid video masters (including, but not limited to, packaging costs and the costs of making and delivering duplicate copies of such video masters); and

                                    (C) If in connection therewith Company
furnishes any of its own facilities, materials, services or equipment for which Company has a standard rate, the amount of such standard rate or if there is no standard rate, the market value for the services or thing furnished.

                           (iii) All sums that Company in its sole discretion
deems necessary or advisable to pay in connection with the production of Programs and the exploitation of Company's rights therein in order to clear rights or to make any contractual payments that are or may become due on the part of Company, to Artist or any other person, firm or corporation by virtue of the exploitation of Company's rights therein, in order to avoid, satisfy or make unnecessary any claims or demands by any person, firm or corporation claiming the right to payment therefor, including, but not limited to, any payment to an actual or alleged copyright owner, patent owner, union, union-related trust fund, pension plan or other entity, and any payment for an actual or alleged re-run fee, residual, royalty, license fee or otherwise shall constitute advances against and shall be recoupable out of all royalties becoming payable to Artist pursuant to this. No payment pursuant to this subparagraph 20(c) (iii) shall constitute a waiver of any of Artist's express or implied warranties and representations.

                  (d) (i) Conditioned upon Artist's full and faithful performance of all of the material terms and conditions of this agreement, Company shall pay Artist royalties egual to fifty percent (50%) of Company's Video Net Receipts with respect to Company's exploitation of Programs subject to this agreement. Monies earned and received by Company or credited to Company's account from any licensee (rather than monies earned and received by the licensee) in respect of exploitation of Programs shall be included in the computation of Video Net Receipts.

                           (ii) With respect to any royalty obligations Company
may have to any other person, firm or corporation who supplied services or rights used in connection with Programs, including, without limitation, producers, directors, extras, and music publishers, such royalties shall be paid out of and deducted from Video Net Receipts, prior to the payment of the royalties otherwise payable to Artist in respect of Programs.

                           (iii) With respect to audiovisual material embodying,
Programs made hereunder together with other audiovisual material, royalties payable to Artist shall be computed by multiplying the royalties otherwise applicable by a fraction, the numerator of which is the amount of playing time in such audiovisual material of Programs made hereunder and the denominator of which is the total playing time of such audiovisual material. With respect to such audiovisual material, only a fraction of the joint production costs incurred in connection therewith shall be attributable to Programs and chargeable hereunder, the numerator of which is the amount of playing time of the material which contains Programs and/or footage featuring or concerning Artist, and the Denominator of which is the total playing time of such audiovisual material; provided that any such production costs which are particularly attributable to Programs and/or Artist hereunder shall not be apportioned as joint production costs as aforesaid.

                  (e) Company shall have the right to use and allow others to use each Program solely for advertising and promotional purposes with no payment to Artist.

                  (f) (i) During the Term of this agreement, no person, firm or corporation other than Company will be authorized to make, sell, broadcast or otherwise exploit audio-visual materials featuring Artist unless: (i) Artist first notifies Company of all of the material terms and conditions of the proposed agreement pursuant to which the audio-visual materials are to be made, sold, broadcast or otherwise exploited, including, but not limited to, the titles of the musical compositions covered by the proposed agreement, the format to be used, the manner of exploitation proposed and the identities of all proposed parties to the agreement, and (ii) Artist offers to enter into an agreement with Company, containing the same terms and conditions described in such notice and otherwise in the same form as this agreement, but with payments to Artist that are one hundred percent (100%) of the payments to Artist in such proposed agreement. If Company does not accept receipt of same, Artist may then enter into that proposed agreement within the same parties mentioned in such notice, subject to subparagraph 20(f) (ii) hereof and provided that such agreement consummated with those parties within thirty (30) days after the end of that sixty (60) day period upon the same terms and conditions set forth in Artist's notice and offer to Company. If that agreement is not consummated within said thirty (30) day period, no party except Company will be authorized to make, sell, broadcast or otherwise exploit such audio-visual materials unless Artist first offers to enter into an agreement with Company as provided in the first sentence of this subparagraph 20(f). Company will not be required, as a condition of accepting any offer made to Company pursuant to this subparagraph 20(f) to agree to any terms or conditions which cannot be fulfilled by Company as readily as by any other part (for example but without limitation, the employment a particular producer or director).

                      (ii) If Company does not accept an offer made to it pursuant to this subparagraph 20(f), such non-acceptance shall not be considered a waiver of any of Company's rights pursuant to this agreement. Such rights include, without limitation, the right to prevent Artist from exploiting audiovisual material featuring Artist in the form of Videograms, and the right to prevent Artist from authorizing any use of Masters owned by or exclusively licensed to Company unless Company so agrees. Artist shall not act in contravention of such rights.

                  (g) In all other respects (e.g., the times for accountings to be rendered, and warranties and representations made by Artist) Programs, Videograms and video masters shall be governed by the same terms and conditions as are applicable to Masters subject to this agreement.

                  (h) Conditional upon Artist performing faithfully hereunder, Company agrees that in regard to the first LP, Company shall cause to be produced not less than one (1) Audiovisual Program. In regard to the second LP, Company shall cause to be produced not less than two (2) Audiovisual Programs, conditional upon the gross unit sales of the first LP exceeding Two Hundred Thousand Units (200,000).

                  (i) In regard to Audiovisual Programs produced for commercial sale and related purposes, Company shall pay Artist a royalty of ten (10%) percent in regard to such sales and related commercial use.


         21. INTENTIONALLY DELETED.

         22. Unions. Artist agrees that Artist is, or will become, and that Artist will remain during the Term a member in good standing of any labor unions with which Company may, at any time, have agreements lawfully requiring such union membership. The provisions of the applicable collective bargaining agreement shall be deemed incorporated herein to the same extent as if fully set forth herein.

         23. Eguitable Relief. Artist expressly agrees that Artist's services hereunder are of a special unique character and that in the event of a breach by Artist of any term, condition or covenant herein, Company shall be entitled to injunctive relief in addition to any other remedies available to it.

         24. Use of Name(s). So long as this agreement is in effect, Artist shall not assign Artist's professional name(s) (or any other name(s) utilized in connection with records subject hereto) or permit the use of such names by any other individual(s), firm(s) or corporation(s) without Company's prior written consent, and any attempt to do so shall be null and void and shall convey no other right or title. The parties acknowledge that other than Company, no other person, firm or corporation has the right to use said names or permit them to be used in connection with phonograph records, and that Artist has the authority to grant to Company the exclusive right to use said names in the Territory in accordance with all of the terms and conditions of this agreement and Company shall have the exclusive right to use said names as aforesaid. Artist shall not waive, release, assign or forfeit its exclusive rights to said names.

         25. Benefit, Assignment. This agreement shall inure to the benefit of and be binding upon the successors, permitted assigns and representatives of the parties hereto. Company may, at its election, assign this agreement, in whole or in part, or any of its rights or remedies hereunder to any third party. Artist shall not have the right to assign this agreement without Company's prior written consent.

         26. Severability. If any clause, sentence, paragraph or part of this agreement or the application thereof to any person, shall for any reason be adjudged by a court of competent jurisdiction to be invalid, such judgment shall not affect the remainder of this agreement, which shall continue in full force and effect but such judgment shall be limited and confined in its operation to the clause, sentence, paragraph or part thereof directly involved in the controversy in which such judgment shall have been rendered and to the person involved.

         27. Notices. All notices hereunder required to be given to Company shall be sent to Company at its address first mentioned herein and all royalty statements and payments and any and all notices to Artist shall be sent to Artist at their respective addresses first written above, or such other address as each party respectively may hereafter designate by notice in writing to the other. All such notices shall be in writing and, except for royalty statements, shall be sent by registered or certified mail, return receipt requested, and the day of mailing of any such notice shall be deemed the date of the giving thereof. All notices to Company shall be served upon Company at the address first indicated above. A copy of all notices to Company shall be sent to Simon J. Rosen, Esq., 1515 Market St. Suite 1810; Phila., PA 19102. A copy of all notices to Artist shall be sent to Osse and Woods, P.C., attn:
Reginald Osse, Esq., at the address first indicated above.

         28. Minimum Recording Commitment/Delivery.

                  (a) If, in respect of any Contract Year of this agreement, Company fails to request Masters to constitute the minimum recording obligation provided for in Paragraph 3 hereof, and if, within thirty (30) days after the expiration of the applicable Contract Year, Artist shall notify Company by certified mail of Artist's request that Company record such of Artist's performances as will fulfill Company's minimum obligation hereunder, then Company shall, within thirty (30) days after its receipt of such request, request such performances or, if Company fails to do so, then the Term of this agreement shall automatically expire and Company shall have no liability to Artist in connection with any such failure. In the event that Artist does not so notify Company within such thirty (30) day period, then Company shall be under no obligation to Artist for failure to request Masters constituting such minimum recording obligation.

                  (b) Artist shall perform for the recording of Masters so that Masters (fully edited and mixed) together with all necessary approvals consents, licenses and permissions shall be delivered to Company during each Contract Year in accordance with the following schedule:

                           (i) Each set of Masters sufficient to constitute a
Single shall be delivered within thirty (30) days following Company's request therefor.

                           (ii) Each set of Masters sufficient to constitute an
LP shall be delivered to Company within sixty (60) days following Company's request therefor.

                  (c) Notwithstanding anything to the contrary contained in this agreement, neither the Initial Period nor any subsequent contract Year hereunder shall expire sooner than the one hundred fifty (150) days following the date of Artist's delivery to and Company's acceptance of, in accordance with all of the terms and conditions of this agreement, all of the Masters requested by Company prior to the expiration of the Initial Period or the applicable Contract Year, and the then current Contract Year shall be automatically extended in accordance with the above.

         29. Cure. Company shall not be deemed to be in breach of any of its obligations hereunder unless within thirty (30) days after Artist learns of such alleged breach Artist serves specific written notice upon Company of the nature of such breach and Company shall have failed to cure such breach, if any, within thirty (30) days following its receipt of such written notice.

         30. Legal Representation. The parties acknowledge that they have retained separate and independent counsel and have been fully advised regarding every aspect of this agreement; that no party in any sense participated in the selection of the other parties' counsel; that they have read and understood this agreement; and they believe that the provisions of this agreement are fair and equitable.

         31. Choice of Law, Venue, Legal Fees. This agreement is entered into in Commonwealth of Pennsylvania and shall be construed in accordance with the laws of said state applicable to contracts to be wholly performed therein. The Pennsylvania courts (state and federal) only shall have jurisdiction of any controversies regarding this agreement; any action or other proceeding which involves such a controversy will be bought in those courts, in the County of Philadelphia, and not elsewhere.

         32. Entire Agreement, Waiver. This writing sets forth the entire understanding between the parties with respect to the subject matter hereof, and no modification, amendment, waiver, termination or discharge of this agreement shall be binding upon Company or Artist unless confirmed by a written instrument signed by an officer of Company and Artist. No waiver of any provision or default under this agreement shall effect the rights of Company thereafter.

         33. Headings. The headings used in this agreement are for convenience only and are not to be used to construe this agreement.




         THE COMPANY AND PUBLISHER HAVE MADE AND MAKE NO REPRESENTATION OR WARRANTY WITH RESPECT TO ANY MATTER PROVIDED FOR IN THIS AGREEMENT INCLUDING (i) THE AMOUNTS, IF ANY, OF NET ROYALTIES OR ROYALTIES REALIZABLE FROM RECORDINGS OR PHONOGRAPH RECORDS; OF NET INCOME REALIZABLE FOR MERCHANDISING; OF GROSS RECEIPTS OR INCOME REALIZABLE FROM PROGRAMS; OR OF ROYALTIES OR NET PUBLISHERS SHARE OF INCOME REALIZABLE ON THE PUBLISHING OF COMPOSITIONS, OR (ii) ANY EFFORTS COMPANY AND/OR PUBLISHER MAY EXERT TO REALIZE ANY SUCH AMOUNTS, COMPANY AND PUBLISHER HAVING NO LIABILITY FOR ANY FAILURE TO REALIZE ANY THEREOF.

          ARTIST ACKNOWLEDGES THAT ARTIST HAS READ EACH AND EVERY PART OF THIS AGREEMENT. ARTIST HEREBY ACKNOWLEDGES ARTIST'S UNDERSTANDING THAT THIS AGREEMENT IS AN IMPORTANT LEGAL DOCUMENT PURSUANT TO WHICH COMPANY IS GRANTED ARTIST'S EXCLUSIVE RECORDING SERVICES FOR THE UNIVERSE FOR A PERIOD OF UP TO SEVEN (7) YEARS, AS SUCH PERIOD MAY BE EXTENDED IF ARTIST'S OBLIGATIONS UNDER THE AGREEMENT ARE NOT TIMELY FULFILLED. ARTIST ALSO ACKNOWLEDGES ARTIST'S UNDERSTANDING THAT THE AGREEMENT GRANTS TO COMPANY'S PUBLISHING AFFILIATE AN UNDIVIDED FIFTY PERCENT (50%) INTEREST, INCLUDING THE COPYRIGHT INTEREST AND AN UNDIVIDED ONE HUNDRED PERCENT (100%) ADMINISTRATION INTEREST IN THE MUSICAL COMPOSITIONS WHICH ARE WRITTEN, COMPOSED, OWNED AND/OR CONTROLLED BY ARTIST AND EMBODIED ON MASTER RECORDINGS WHICH ARE SUBJECT TO THIS AGREEMENT. ARTIST HEREBY WARRANTS AND REPRESENTS THAT ARTIST HAS BEEN ADVISED OF ARTIST'S RIGHT TO RETAIN INDEPENDENT LEGAL COUNSEL AND COMPANY HAS RECOMMENDED THAT ARTIST

RETAIN LEGAL COUNSEL IN CONNECTION WITH THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT.

         ARTIST WARRANTS THAT THEY ARE ABOVE THE AGE OF MAJORITY. ARTIST ACKNOWLEDGES THAT THIS AGREEMENT BINDS ARTIST INDIVIDUALLY AND COLLECTIVELY, AND THAT IN THE EVENT OF A BREAK-UP OF THE GROUP, SUCH AS A LEAVING MEMBER, DEATH, INCAPACITY, ETC., EACH AND EVERY ARTIST IS STILL BOUND UNDER THIS EXCLUSIVE AGREEMENT.

         IN CONSIDERATION FOR ARTIST'S PROMISES HEREUNDER, CONTEMPLATING ARTIST'S FULL AND FAITHFUL PERFORMANCE, COMPANY SHALL PAY ARTIST A RECORDING BUDGET ADVANCE AGAINST ROYALTIES OF THE AGGREGATE SUM OF TWENTY-FIVE THOUSAND DOLLARS ($25,000.00), PAYABLE UPON THE EXECUTION OF THIS AGREEMENT BY ALL PARTIES.

         THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT IS NULL AND VOID, AND THE PARTIES OBLIGATIONS HEREUNDER TERMINATED, IN THE EVENT THAT COMPANY FAILS TO SECURE A NATIONAL DISTRIBUTION DEAL WITHIN ONE (1) YEAR AFTER THE COMPLETE EXECUTION OF THIS AGREEMENT.

         THE PARTIES AGREE THAT THE RECORDING BUDGET FOR EACH LP SHALL BE AS
FOLLOWS:

                                  MINIMUM                  MAXIMUM
            LP 1                $50,000.00               $150,000.00
            LP 2                 75,000.00                175,000.00
            LP 3                 75,000.00                200,000.00
            LP 4                100,000.00                225,000.00
            LP 5                100,000.00                250,000.00
            LP 6                125,000.00                275,000.00

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year hereinabove first written.

         WITNESS OUR HANDS AND SEALS.

                                             ARTIST: BY:
ANTRA MUSIC GROUP, INC. d/b/a
ANTRA MUSIC GROUP
COMPANY"                                     /s/ Irina Perez
                                             ---------------------------------
By:/s/ Joseph A. Marrone                     Irina Perez, p/k/a "MING XIA"
   ----------------------------              and also p/k/a "Agent 99"
   signature
Title:  CEO
     -------------------------               /s/ Booker Tucker
DULY AUTHORIZED REPRESENTATIVE               ---------------------------------
                                             Booker Tucker, p/k/a "Mista Booka"
/s/ Joseph Davis                             Soc. Sec. #: ###-##-####
-------------------------------
Joseph Davis,p/k/a"JD/Vengence"              /s/ Chenjerai Kumanyika
                                             ----------------------------------
                                             Chenjerai Kumanyika, p/k/a "Hypno"
                                             and also p/k/a "Mista Chenjerai"
/s/ Jerel Spruill
-------------------------------
Jerel Spruill, p/k/a "Gee" and
also p/k/a "Killahaha"/"Water Water"

EXHIBIT "A"



To Agreement dated ____________________________,      by and between Antra Music
             Group' INC. -with- Five (5) Individuals p/k/a "SPOOKS"



WRITER ROYALTY GUIDELINES

         a) Eight cents (8 cents) per copy for each regular piano copy which is sold in the United States and Canada for which Publisher has received payment in the United States.

         b) Ten percent (10%) of the wholesale selling price for each copy of orchestrations and all other arrangements including vocal scores and instrumental arrangements of the Recorded Compositions, issued by Publisher and sold in the United States and Canada for which Publisher has received payment in the United States.

         c) A fraction of ten percent (10%) of the wholesale selling price of each composite work issued by Publisher, containing Recorded Compositions, sold in the United States and Canada for which Publisher has received payment in the United States. The numerator of said fraction shall be the number of Recorded Compositions contained in such composite work, and the denominator thereof shall be the total number of musical compositions contained therein.

         d) Fifty percent (50%) of the sums actually received by Publisher in the United States under any mechanical, transcriptions and synchronization licenses for uses of the Recorded Compositions in the United States and Canada.

         e) Subject to paragraphs (j) and (k) of this Schedule, fifty percent (50%) of the sums actually received by Publisher in the United States from sub-publishers in countries outside of the United States and Canada with respect to uses of Recorded Compositions.

         f) Fifty percent (50%) of the sums actually received by Publisher in the United States from Publisher's licensees deriving from the exploitation in the United States and Canada by

Publisher's licensees of Recorded Compositions in any of the forms specified in paragraphs (b) and (c) of this Schedule.

         g) Fifty percent (50%) of the sums actually received by Publisher in the United States from uses of Recorded Compositions within and outside of the United States and Canada from any other resources now known or hereafter coming into existence: not specifically provided for herein.

         h) No royalty shall be payable for promotional material not sold or re-sold.

         i) If any copies for which royalties have been paid are returned to Publisher, royalties so paid shall be credited to Publisher and allowed on the next statement.

         j) Writer shall not be entitled to receive any part of the fees collected or received by Publisher through or from any performing rights society for uses within, and outside of, the United States in instances where only the publisher's share of royalties or receipts is paid to Publisher.

         k) In no event shall Writer be entitled to share in any advance payments, guarantee payments or minimum royalty payments which Publisher may receive in connection with any subpublishing agreement, collection agreement, licensing agreement or other agreement covering any of the Composition.

EXHIBIT "B" to the Agreement dated ________________ by and between ANTRA MUSIC GROUP, INC. with Five (5) Individuals p/k/a "SPOOKS"



THIS LETTER AGREEMENT MUST BE COMPLETED AND SIGNED BY EACH PERSON (OTHER THAN ARTIST) PERFORMING AS A PRODUCER, CO-PRODUCER, MIXER, ENGINEER, VOCALIST, MUSICIAN OR IN ANY OTHER CAPACITY IN CONNECTION WITH RECORDINGS MADE UNDER THE AGREEMENT TO WHICH THIS EXHIBIT "B" IS ATTACHED.




                             ANTRA MUSIC GROUP INC.
                             1515 Locust St.,
                             Phila., PA 19102



                                           Dated: ________________________, 19__


[NAME AND ADDRESS]

To:____________________

Dear __________________


         We have entered into an Exclusive Recording Agreement (the "Recording Agreement") with "SPOOKS" ("Artist"). You have advised us that pursuant to an agreement between you and Artist, Artist is entitled to your services as more particularly set forth below.

         Artist has advised us that you have performed and may continue to perform in certain capacities including, but not limited to as a producer, co-producer, mixer, engineer, vocalist, musician and/or consultant with respect to certain master recordings (the "Masters") and as a writer and/or composer of certain musical compositions to be embodied on phonograph records containing Artist's recorded performances.

         We hereby accede to your involvement with respect to such phonograph record projects provided, however, that in consideration of our approval relating to such involvement, and as an inducement for us to do so, you hereby confirm, warrant and guaranty to us:

         1. (a) That Artist has the right, insofar as you are concerned, to enter into the Recording Agreement and to assume all of the obligations, warranties and undertakings to us on the part of Artist therein contained, and that Artist will continue to have such rights until the said obligations, warranties and undertakings have been fully performed and discharged.

                  All of the warranties and representations on the part of Artist contained in the Recording Agreement concerning you are true and correct insofar as you are concerned.

                  You will duly and to the best of your ability, perform and discharge all of the obligations and undertakings of the Recording Agreement insofar as same are required of you and which Artist has undertaken to procure you to do so and perform in the Recording Agreement.

                  If during the term of the Recording Agreement or any extension thereof, Artist shall cease to be entitled to make your services available to us in accordance with the terms of the Recording Agreement or fails or refuses to make your services available to us, you shall, at our request, do all such acts and things as shall give us the same rights, privileges and benefits as we would have had under the Recording Agreement if Artist had continued to make same available to us, and we shall be entitled to enforce such rights, privileges and benefits directly against you.

                  You hereby consent and agree that we may, in our own name, institute any action or proceeding against you to enforce our rights under the Recording Agreement and/or pursuant hereto. (f) No termination of your agreement with Artist shall cause to diminish your liability and obligation to us pursuant to the Recording Agreement.

         We shall own all right, title and interest, including the copyright in and to the Masters which are produced, co-produced, mixed, re-mixed, engineered and/or edited by you or which contain your recorded performance(s) including, but not limited to your performances as a musician and/or vocalist and we shall, in connection therewith, be entitled to exploit the Masters in all configurations in all media throughout the universe, in perpetuity, as we or our licenses, in our sole discretion may determine.

         We shall have the exclusive right to use and publish and to permit others to use and publish your name, likeness, biographical material or other identification for or in connection with the recording or exploitation of phonograph records embodying the Masters throughout the world.

         4. You shall not enter into or authorize any third party to enter into any agreements on our behalf or incur, directly or indirectly, any liability or expense of any kind for which we are or may be held liable, in connection with any recording session or otherwise in connection with the production of the Masters.

         5. In the event that any Master(s) shall contain a musical composition, or any part thereof, which is written or composed, in whole or in part by you or owned or controlled directly or indirectly by you or by any person, firm or corporation with which you are or may be associated or affiliated, than you agree that with respect thereto, you shall and do hereby assign to our publishing designee and its successors, and assigns, an undivided fifty percent (50%) of your interest in and to the copyright and all other rights therein and thereto. You warrant and represent that in no event shall your interest in and to the copyright of any musical composition referred to above be less than the percentage equal to your distribution as a writer and/or composer thereof. You further, agree that all rights in such composition(s) shall be administered exclusively by our publishing designee in accordance the terms and conditions of the Recording Agreement.

         6. You shall execute and deliver to us and/or our publishing affiliate such documents and instruments with respect to the Masters and musical compositions hereunder which we may in our sole judgment deem necessary or desirable to effectuate the intent and purposes of this agreement or to evidence the rights granted herein. If you fail or are unable to execute any document or instrument consistent with the terms hereof, we shall be fully entitled to do so on your behalf as your true and lawful attorney, and such agreement, document or instrument thereupon will be fully as valid, effective and operative as if personally executed by you. The foregoing power is acknowledged by you to be coupled with an interest and to be irrevocable. Prior to the recording, in each instance, of any Master embodying a musical composition described in paragraph 5 above, you shall complete, execute and deliver to us a copyright assignment in the form annexed hereto as Exhibit ?1? and made a part hereof.

         7. You hereby represent and warrant that you have the right and authority to make and enter into this agreement and that neither your services nor the results or proceeds thereof will violate or infringe upon the copyright or other rights of any third party. You shall indemnify and hold us and our publishing affiliate harmless from any and all claims, damages or expenses (including court costs and reasonable counsel fees) arising out of or in connection with any claim which is inconsistent with the warranties and representations contained herein. You hereby warrant and represent that you have read and are familiar with the terms and conditions of the Recording Agreement and that you have obtained independent legal counsel with respect to the Recording Agreement and also with respect to this agreement.

         You agree that you will not, for a period of Five (5) years after the expiration of the Recording Agreement, perform the musical compositions or material contained on any record referred to herein for anyone else for the purpose of making phonograph records, or Two (2) years after delivery thereof, whichever period is greater.

         9. You shall look solely to Artist for any and all payments due in connection with any and all of your services or rights granted hereunder, even if Antra MusicGroup, Inc. (hereinafter referred to as Company suspend its obligations to account to and/or pay royalties or other sums to Artist, including, but not limited to, monies payable to you pursuant to paragraph 5 hereof. You hereby release and discharge Antra Music Group, Inc. and its officers, principals, heirs, executors, administrators, successors and assigns from all actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, whether or not reflected in demand letters, in law, admiralty or equity, which against Antra MusicGroup, Inc. and its respective heirs, executors, administrators, successors and assigns you ever had, now have, or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world and continuing in perpetuity relating to the copyrights and all other rights in and to the Masters and musical compositions embodied therein. Without limitation of the foregoing, in the event that Company elects to suspend its obligations to Artist, Company shall have no obligation to you and no such suspension shall affect the validity or enforceability of this agreement.

         10. If any part of this agreement shall be invalid or unenforceable it shall not affect the validity of the balance of this agreement. This agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which must be executed by Publisher to be effective and all of which together shall constitute one and the same instrument.

         11. Nothing contained in this letter shall be construed as an amendment, modification or revision of the Recording Agreement which is hereby specifically ratified and affirmed.

         If the foregoing correctly reflects the understanding between you and us with respect to the subject matter hereof, kindly indicate .your agreement thereto by signing your name in the space provided below.

                                             Very truly yours,

                                             ANTRA MUSIC GROUP , INC.


                                             By: /s/ Joseph A. Marrone CEO
                                                 -------------------------------

ACCEPTED AND AGREED TO,
INDIVIDUALLY AND ON BEHALF
OF MY PUBLISHING DESIGNEE

/s/ IRINA PEREZ
---------------------------
IRINA PEREZ

/s/ BOOKER TUCKER
---------------------------
BOOKER TUCKER

/s/ JOSEPH DAVIS
---------------------------
JOSEPH DAVIS

/s/ CHENJERAI KUMANYIKA
---------------------------
CHENJERAI KUMANYIKA

/s/ JEREL SPRUILL
---------------------------
JEREL SPRUILL

THIS EXHIBIT "1" is part of the letter to the Agreement marked as Exhibit "B" to the Agreement dated ___________________ __, 1999 by and between ANTRA MUSIC GROUP, INC. with Five (5) Individuals p/k/a "SPOOKS".

                     TRANSFER OF COPYRIGHT - LPs 1 through 3
                   and all singles recorded during that period

         For good and valuable consideration, receipt of which is hereby acknowledged, the undersigned hereby transfers to the publishing designee of AntraMusicGroup, Inc. an undivided one-half (1/2) and to the publishing designee of "SPOOKS" an undivided one-half (1/2) of all right, title and interest in and to the copyright and to the publishing designee of ANTRA MUSIC GROUP, Inc. one hundred percent (100%) of the exclusive administration rights comprised in the copyright, without limitation, in the musical composition(s) listed below:

                   TITLE                                   WRITER(S)

          "____________________"             ________________ - ________________
                         (fill in percentage of writer's
                                 contribution)



Dated: __________________ , 199_

________________________________
           [Your Name]

[Need Not Be Signed if You
 Are Not A Writer]

THIS EXHIBIT "1" is part of the letter to the Agreement marked as Exhibit "B" to the Agreement dated ___________________ __, 1999 by and between ANTRA MUSIC GROUP, INC. with Five (5) Individuals p/k/a "SPOOKS".

                     TRANSFER OF COPYRIGHT - LPs 4 through 6
                   and all singles recorded during that period

         For good and valuable consideration, receipt of which is hereby acknowledged, the undersigned hereby transfers to the publishing designee of AntraMusicGroup, Inc. an undivided Forty Per Cent (40%) and to the publishing designee of "SPOOKS" an undivided Sixty Per Cent (60%) of all right, title and interest in and to the copyright and to the publishing designee of AntraMusicGroup, Inc. one hundred percent (100%) of the exclusive administration rights comprised in the copyright, without limitation, in the musical composition(s) listed below:

                   TITLE                                   WRITER(S)

          "____________________"              _________________ - ______________
                         (fill in percentage of writer's
                                 contribution)



Dated: __________________ , 199_

________________________________
           [Your Name]

[Need Not Be Signed if You
 Are Not A Writer]